Exhibit 99.3

CHINA TELETECH LIMITED
Unaudited Financial Statements
September 30, 2010 and December 31, 2009
(Stated in US Dollars)

China Teletech Limited

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To:           The Board of Directors and Stockholders of
 China Teletech Limited

We have reviewed the accompanying interim consolidated balance sheets of China Teletech Limited (the “Company”) as of September 30, 2010 and December 31, 2009, and the related statements of income, stockholders’ equity, and cash flows for the three and nine-month periods ended September 30, 2010 and 2009.  These interim consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with United States generally accepted accounting principles.

South San Francisco, California                                                                                                Samuel H. Wong & Co., LLP
October 15, 2010                                                                                                                          Certified Public Accountants

China Teletech Limited
Balance Sheets
As of September 30, 2010 and December 31, 2009
(Stated in US Dollars)

ASSETS	Notes	9/30/2010	12/31/2009
Current Assets		$-	$-
Total Current Assets		-	-

Non-Current Assets		-	-
TOTAL ASSETS		$-	$-

LIABILITIES
Current Liabilities		$-	$-
TOTAL LIABILITIES		$-	$-

STOCKHOLDERS' EQUITY
Preferred Stock ($0.000 par value, 10,000,000 shares authorized, 0 share issued and outstanding at September 30, 2010 and December 31, 2009) Common Stock ($0.000 par value, 250,000,000 shares authorized, 1 share issued and outstanding at September 30, 2010 and December 31, 2009)		$-	$-
Additional Paid in Capital		89,111	89,111
Retained Earnings		(237,662)	(237,662)
Accumulated Other Comprehensive Income		148,551	148,551
TOTAL STOCKHOLDERS' EQUITY		-	-

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$-	$-

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
 Statements of Operations
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

		3 Months	9 Months	3 Months	9 Months
		Ended	Ended	Ended	Ended
	Notes	9/30/2010	9/30/2010	9/30/2009	9/30/2009
Revenue
Sales		$-	$-	$-	$-
Cost of Sales		-	-	-	-
Gross Profit		-	-	-	-

Other Income (Expenses)
Other Income		-	-	-	-
Other Expenses		-	-	-	-
Total Other Income/(Expense)		-	-	-	-

Earnings before Tax		-	-	-	-

Income Tax		-	-	-	-

Net Income		$-	$-	$-	$-

Earnings per share
- Basic	$-	$-	$-	$-
- Diluted	$-	$-	$-	$-

Weighted average shares outstanding
- Basic	1	1	1	1
- Diluted	1	1	1	1

See Notes to  Financial Statements and Accountant’s Report

China Teletech Limited
 Statements of Changes in Stockholders’ Equity
As of September 30, 2010 and December 31, 2009
(Stated in US Dollars)

Accumulated
	Number		Additional		Other
	of	Common	Paid in	Retained	Comprehensive
	Shares	Stock	Capital	Earnings	Income	Total
Balance at January 1, 2009	1	$-	$89,111	$(237,662)	$148,551	$-
Net Income	-	-	-	-	-	-
Appropriations of Retained Earnings	-	-	-	-	-	-
Distribution of Dividends	-	-	-	-	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-
Balance at December 31, 2009	1	$-	$89,111	$(237,662)	$148,551	$-

Balance at January 1, 2010	1	$-	$89,111	$(237,662)	$148,551	$-
Net Income	-	-	-	-	-	-
Appropriations of Retained Earnings	-	-	-	-	-	-
Distribution of Dividends	-	-	-	-	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-
Balance at September 30, 2010	1	$-	$89,111	$(237,662)	$148,551	$-

Comprehensive Income
	12/31/2009	09/30/2010	Accumulated Total
Net Income	$-	$-	$-
Unrealized Gain/(Loss) in Investment	-	-	-
Foreign Currency Translation Adjustment	-	-	-
	$-	$-	$-

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
 Statements of Cash Flows
For the three and nine months ended September30, 2010 and 2009
(Stated in US Dollars)

	3 Months	9 Months	3 Months	9 Months
	Ended	Ended	Ended	Ended
	9/30/2010	9/30/2010	9/30/2009	9/30/2009
Cash Flows from Operating Activities
Cash Sourced/(Used) in Operating Activities	$-	$-	$-	$-

Cash Flows from Investing Activities
Cash Used/(Sourced) in Investing Activities	-	-	-	-

Cash Flows from Financing Activities
Cash Used/(Sourced) in Investing Activities	-	-	-	-

Net Increase/(Decrease) in Cash & Cash Equivalents for the Period	-	-	-	-

Cash & Cash Equivalents at Beginning of Period	-	-	-	-

Cash & Cash Equivalents at End of Period	$-	$-	$-	$-

See Notes to Financial Statements and Accountant’s Report

China Teletech Limited
Reconciliation of Net Cash Provided by Operating Activities
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

	3 Months	9 Months	3 Months	9 Months
	Ended	Ended	Ended	Ended
	9/30/2010	9/30/2010	9/30/2009	9/30/2009

Net Income	$-	$-	$-	$-

Adjustments to Reconcile Net Income to
Net Cash Provided by Cash Activities:	-	-	-	-

Total of all adjustments	-	-	-	-

	$-	$-	$-	$-

See Notes to  Financial Statements and Accountant’s Report

China Teletech Limited
Notes to  Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

1.	The Company and Principal Business Activities

China Teletech Limited, formerly known as Stream Horizon Studios, Inc. (the “Company”), was incorporated under the laws of the Province of British Columbia, Canada on October 1, 2001 under the name Infotec Business Strategies, Inc. The Company is a subsidiary of Wavelit, Inc. , a Nevada corporation.

Wavelit, Inc. was an emerging development company. It provided complete, end-to-end solutions for streaming media and broadcasting over the Internet, from filming and editing, to media hosting and transmission, to broadcasting through our Internet TV channel at www.ebahn.tv. It conducted its principal business operations through its wholly-owned subsidiary Galaxy Networks Inc. (“Galaxy”), a British Columbia, Canada company which designs, develops, manages and markets products and services that pro-vide end-to-end solutions for streaming or broadcasting digital media over the Internet and through the Company, its wholly-owned studio and film editing operation. The Compnay provided the following services until 2007 when its operations ceased:

- Video editing and encoding services;
- Studio rental;
- Casting, directing, and video / audio production services; and
- Remote site video services.

The Company will be spun off from its parent to the shareholders of Wavelit, Inc where the shareholders of Wavelit, Inc. will receive an aggregate of 8,750,000 common shares.  The Company is in the process of submitting a Form S-1 to register the securities that it will issue in this transaction. Concurrently, the Company is applying to have its common shares independently quoted on the Over the Counter Bulletin Board Market in the United States of America.

Upon declaration of effectiveness by the US Securities and Exchange Commission of the Form S-1, the Company will enter into reverse merger transaction via a share exchange agreement with China Teletech Limited (“BVI”), formerly known as Sierra Vista Group Limited, a company incorporated in the British Virgin Islands. Under the terms of the share exchange agreement, the Company will issue an aggregate of 241,250,000 shares of common stock to the shareholders of BVI for 100% of the outstanding stock of BVI.

As the share exchange transaction between the Company and BVI has not been completed as at September 30, 2010, no recapitalization has occurred.

2.	Summary of Significant Accounting Policies

(A)	Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements.

China Teletech Limited
Notes to Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

(B)	Use of Estimates

In the preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, and the estimation on useful lives of property, plant and equipment.  Actual results could differ from those estimates.

(C)	Cash and Cash Equivalent

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

(D)	Comprehensive Income

In accordance with SFAS No. 130, “Reporting Comprehensive Income”, comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements.

(E)	Recognition of Revenue

Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

(F)	Income Tax

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. In accordance with SFAS No. 109 “Accounting for Income Taxes”, the Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not that such items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

China Teletech Limited
Notes to Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

(G)	Recent Accounting Pronouncements

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosing of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. SFAS 165 does not significantly change the types of subsequent events that an entity reports, but it requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. SFAS 165 is effective for interim or annual reporting requirements ending after June 15, 2009. The adoption of this standard did not have a material impact on our financial position, results of operations or cash flows of the Company.

In June 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-01, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162 (“ASU 2009-01”). ASU 2009-01 established the Accounting Standards Codification (the “Codification”) as the source of authoritative GAAP recognized by the FASB to be applied to nongovernmental entities. The Codification supersedes all prior non-SEC accounting and reporting standards. Following ASU 2009-01, the FASB will not issue new accounting standards in the form of FASB

Statements, FASB Staff Positions, or Emerging Issues Task Force abstracts. ASU 2009-01 also modifies the existing hierarchy of GAAP to include only two levels — authoritative and non-authoritative. ASU 2009-01 is effective for financial statements issued for interim and annual periods ending after September 15, 2009, and early adoption was not permitted. The adoption of this standard did not have an impact on the financial position, results of operations or cash flows of the Company.

In August 2009, the FASB issued ASU 2009-05, Fair Value Measurements and Disclosures (Topic 820) - Measuring Liabilities at Fair Value (“ASU 2009-05”). ASU 2009-05 addresses concerns in situations where there may be a lack of observable market information to measure the fair value of a liability, and provides clarification in circumstances where a quoted market price in an active market for an identical liability is not available. In these cases, reporting entities should measure fair value using a valuation technique that uses the quoted price of the identical liability when that liability is traded as an asset, quoted prices for similar liabilities, or another valuation technique, such as an income or market approach. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period subsequent to August 2009 and the adoption of this update did not to have a material impact on the financial position, results of operations, or cash flows of the Company.

China Teletech Limited
Notes to Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605) — Multiple-Deliverable Revenue Arrangements, a consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”). ASU 2009-13 addresses the accounting for multiple-deliverable arrangements where products or services are accounted for separately rather than as a combined unit, and addresses how to separate 71 deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. Existing GAAP requires an entity to use vendor-specific objective evidence (“VSOE”) or third-party evidence of a selling price to separate deliverables in a multiple-deliverable selling arrangement. As a result of ASU 2009-13, multiple-deliverable arrangements will be separated in more circumstances than under current guidance. ASU 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price will be based on VSOE if it is available, on third-party evidence if VSOE is not available, or on an estimated selling price if neither VSOE nor third-party evidence is available. ASU 2009-13 also requires that an entity determine its best estimate of selling price in a manner that is consistent with that used to determine the selling price of the deliverable on a stand-alone basis, and increases the disclosure requirements related to an entity’s multiple-deliverable revenue arrangements. ASU 2009-13 must be prospectively applied to all revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, and early adoption is permitted. Entities may elect, but are not required, to adopt the amendments retrospectively for all periods presented. The Company does not believe that the adoption of this standard will have a material impact on the financial position, results of operations, or cash flows of the Company.

In January 2010 the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820) —Improving Disclosures About Fair Value Measurements. ASU 2010-06 clarifies the requirements for certain disclosures around fair value measurements and also requires registrants to provide certain additional disclosures about those measurements. The new disclosure requirements include (i) the significant amounts of transfers into and out of Level 1 and Level 2 fair value measurements during the period, along with the reason for those transfers, and (ii) separate presentation of information about purchases, sales, issuances and settlements of fair value measurements with significant unobservable inputs. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009. The adoption of this standard did not have a material impact on the financial position, results of operations or cash flows of the Company

China Teletech Limited
Notes to Financial Statements
For the three and nine months ended September 30, 2010 and 2009
(Stated in US Dollars)

3.	Going Concern

                As reflected in the accompanying financial statements, the Company ceased its operations in 2007, has a net loss of $237,662 from inception, and no stockholders' equity.  This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.